Exhibit 10.22

GENMARK DIAGNOSTICS, INC.

AMENDMENT OF RESTRICTED STOCK, RESTRICTED STOCK UNIT AND/OR STOCK OPTION AGREEMENT(S)

THIS AMENDMENT OF RESTRICTED STOCK, RESTRICTED STOCK UNIT AND/OR STOCK OPTION AGREEMENT(S) (this “Amendment”) is made by and between GenMark Diagnostics, Inc., a Delaware corporation (the “Company”), and             (the “Participant”).

RECITALS

WHEREAS, the Company has previously granted the Participant certain equity awards as set forth on Attachment A hereto (the “Awards”), which may consist of Restricted Stock, Restricted Stock Units and/or Options granted pursuant to the Company’s 2010 Equity Incentive Plan (the “Plan”); and

WHEREAS, the Company and the Participant wish to amend the applicable agreements governing such Awards (collectively, the “Award Agreements”) to provide for acceleration of vesting of such Awards pursuant to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the Company and the Participant agree as follows:

1.      Effective Date. This Amendment is effective as of             , 201    .

2.      Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the applicable Award Agreement and the Plan.

3.      Acceleration of Vesting of Restricted Stock Awards. With respect to the Restricted Stock Award(s), if any, indicated on Attachment A, upon a Change in Control, one hundred percent (100%) of the shares subject to such Award(s) shall automatically become vested and non-forfeitable as of the date of the Change in Control.

4.      Acceleration of Vesting of Option and Restricted Stock Unit Awards. With respect to the Options and Restricted Stock Units, if any, indicated on Attachment A, upon a Change of Control, one hundred percent (100%) of the shares subject to such outstanding Award which were not otherwise Vested Shares or Vested Units, as applicable, shall automatically become Vested Shares or Vested Units, as applicable, as of the date of such Change of Control.

5.      Continuation of Other Terms. Except as set forth herein, all other terms and conditions of the Award Agreement(s) shall remain in full force and effect.

6.      Tax Consequences. The Participant acknowledges that the Company makes no representation or warranty regarding the tax consequences of this Amendment. The Participant has been apprised that if the vesting of such Options were to be accelerated, the Options’ tax status may, to the extent any such Option was designated as an Incentive Stock Option, be converted in whole or in part into a Nonstatutory Stock Option. In addition, the effect of accelerating the vesting of the Restricted Stock Awards and/or Restricted Stock Units may also result in the acceleration of the year in which such shares would otherwise be taxable to the Participant. The Participant should consult with the Participant’s own tax, legal and financial advisors regarding the consequences of this Amendment.

7.      Applicable Law. This Amendment shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

GENMARK DIAGNOSTICS, INC.

Date: , 2013	By:
Hany Massarany
President & Chief Executive Officer

PARTICIPANT:

Date: , 2013	[Name of Participant]

Attachment A

RESTRICTED STOCK AWARD(S)

Date of Grant	Number of Shares Originally Subject to Award(s)

RESTRICTED STOCK UNIT(S)

Date of Grant	Number of Shares Originally Subject to Award(s)

STOCK OPTION AWARD(S)

Date of Grant	Number of Shares Originally Subject to Award(s)	Exercise Price